As filed with the Securities and Exchange Commission on August 15, 2022

Registration No. 333-250906

Registration No. 333-216112

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VIRIDIAN THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	47-1187261
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

Viridian Therapeutics, Inc.

221 Crescent Street, Suite 401

Waltham, MA 02453

(Address of Principal Executive Offices, including Zip Code)

VIRIDIAN THERAPEUTICS, INC. AMENDED AND RESTATED 2016 EQUITY INCENTIVE PLAN

VIRIDIAN THERAPEUTICS, INC. 2020 STOCK INCENTIVE PLAN

MIRAGEN THERAPEUTICS, INC. 2008 EQUITY INCENTIVE PLAN

(Full title of the Plans)

Jonathan Violin, Ph.D.

President and Chief Executive Officer

221 Crescent Street, Suite 401

Waltham, MA 02453

(617) 272-4600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Sean Feller

Gibson, Dunn & Crutcher LLP

2029 Century Park East

Los Angeles, CA 90067-3026

(310) 551 - 8746

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act or Rule 405 of the Securities Act of 1933.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

EXPLANATORY NOTE

Viridian Therapeutics, Inc. (the “Registrant” or “we”) registered, pursuant to a Registration Statement on Form S-8 filed on November 24, 2020 (Registration No. 333-250906) (the “2020 Plan Registration Statement”), 1,810,948 shares of our Common Stock, par value $0.01 per share (“Common Stock”), under the Viridian Therapeutics, Inc. 2020 Stock Incentive Plan (the “2020 Plan”).

We also registered, pursuant to a Registration Statement on Form S-8 filed on February 16, 2017 (Registration No. 333-216112) (the “2008 Plan Registration Statement”), 2,311,015 shares of our Common Stock, par value $0.01 per share (“Common Stock”), under the Miragen Therapeutics, Inc. 2008 Equity Incentive Plan (the “2008 Plan” and together with the 2020 Plan, the “Prior Plans”).

Our board of directors approved the Viridian Therapeutics, Inc. Amended and Restated 2016 Equity Incentive Plan (the “2016 Plan”) on April 18, 2022 and such plan was subsequently approved by our stockholders on June 8, 2022. Pursuant to the terms of the 2016 Plan, the following shares of Common Stock will be issuable under the 2016 Plan: (i) any shares of Common Stock that remain available for grant under the 2020 Plan as of June 8, 2022 and (ii) any shares of Common Stock subject to outstanding awards under the Prior Plans as of June 8, 2022 that on or after June 8, 2022 are forfeited, terminated, expire or otherwise lapse without being exercised (to the extent applicable), or are settled in cash.

Pursuant to the undertakings in Item 9 of the 2020 Plan Registration Statement and Item 9 of the 2008 Plan Registration Statement , we are filing this Post-Effective Amendment No. 1 to the 2020 Plan Registration Statement and 2008 Plan Registration Statement to provide that such registration statements shall also cover the 928,205 shares of Common Stock representing (i) the 928,049 shares of Common Stock that remain available for grant under the 2020 Plan as of June 8, 2022; (ii) the 0 shares of Common Stock subject to outstanding awards under the 2020 Plan as of June 8, 2022 that on or after June 8, 2022 are forfeited, terminated, expire or otherwise lapse without being exercised (to the extent applicable), or are settled in cash and that thus are or become issuable under the 2016 Plan; and (iii) the 156 shares of Common Stock subject to outstanding awards under the 2008 Plan as of June 8, 2022 that on or after June 8, 2022 are forfeited, terminated, expire or otherwise lapse without being exercised (to the extent applicable), or are settled in cash and that thus are or become issuable under the 2016 Plan.

EXHIBIT INDEX

Exhibit No.	Description

5.2*	Opinion of Gibson, Dunn & Crutcher LLP.

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Waltham, Commonwealth of Massachusetts, on August 15, 2022.

VIRIDIAN THERAPEUTICS, INC.
(Registrant)

By:	/s/ Kristian Humer
Name:	Kristian Humer
Title:	Chief Financial Officer and Chief Business Officer

Pursuant to the requirements of the Securities Act of 1933, the following persons have signed this Post-Effective Amendment No. 1 to the Registration Statement in the capacities and on the date(s) indicated.

Signature	Title	Date
/s/ Jonathan Violin Jonathan Violin	President, Chief Executive Officer, and Director (Principal Executive Officer)	August 15, 2022

/s/ Kristian Humer Kristian Humer	Chief Financial Officer and Chief Business Officer (Principal Financial and Accounting Officer)	August 15, 2022

/s/ Tomas Kiselak Tomas Kiselak	Chairman of the Board	August 15, 2022

/s/ Peter Harwin Peter Harwin	Director	August 15, 2022

/s/ Arlene Morris Arlene Morris	Director	August 15, 2022

/s/ Jennifer Moses Jennifer Moses	Director	August 15, 2022